UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

H&R BLOCK, INC.
(Name of Registrant as Specified In Its Charter)

Breeden Capital Management LLC
Breeden Partners L.P.
Breeden Partners (California) L.P.
Breeden Partners Holdco Ltd.
Richard C. Breeden
Robert A. Gerard
L. Edward Shaw, Jr.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 31, 2007
Dear Fellow H&R Block Shareowner:

This proxy statement and the enclosed BLUE proxy card are being furnished to you in connection with the solicitation of proxies by Breeden Partners L.P. for use at the 2007 Annual Meeting of H&R Block, Inc. (“HRB”). As the owners of 6,000,000 shares, our proxy seeks to elect three nominees of Breeden Partners instead of the three directors proposed by HRB. We are proposing change in the membership of the board because we believe the company’s strategy is ill-conceived, and because its management has not generated results that are acceptable to us. We don’t believe that continuing into the future with “more of the same” will generate the best value for HRB shareowners. Our nominees will support new strategies to unlock value and realize a higher share price.

The graph shown below shows HRB’s share price indexed against the S&P 500 during the two years ended June 30, 2007. As the saying goes, a picture is worth a thousand words, and this one is no exception.

During the two years ended June 30, HRB shares fell in value by 19.9%, while the S&P 500 rose 26.2%. If HRB shares had matched the performance of the S&P index rather than underperforming it by 46.1%, HRB shareowners would have enjoyed an additional $4.5 billion, or nearly $14 per share, at June 30, 2007. We believe this loss of potential return stems from a strategy of diversification that isn’t sound, as well as ineffective execution. The board of HRB should insist on much better performance from management.

Of course whatever excuses are offered for the past, the election is about the future. If elected, the Breeden Partners nominees will seek to persuade our colleagues on the board to return to the company’s roots by concentrating on its tax businesses. We will urge the board to end further use of shareholder capital for securities brokerage, banking and other non-core activities, including subprime mortgage lending to the extent not previously terminated. We will seek to put HRB in a position where it is free to structure the mix of debt and equity on its balance sheet without regard to capital rules relating to the banking business, and we believe this will allow more cash to be returned to shareowners each year. Perhaps most importantly, our nominees believe that every board decision should be taken with a view to promoting the highest return to shareowners without excuses or rationalizations.

This year you have a choice of candidates. If you are not happy with the performance HRB has delivered to you, sign the BLUE card and vote for our nominees. Because at best the Breeden Partners nominees will only represent 3 out of 11 votes on the board, we cannot guarantee that our ideas will be implemented. However, we can guarantee that we will serve as advocates of change in the boardroom, seeking to persuade the board to abandon the failed strategies of the past and to institute unflinching standards of accountability for management performance in the creation of returns for shareowners. We urge you to VOTE BLUE.

Sincerely,

Richard C. Breeden

ANNUAL MEETING OF SHAREHOLDERS
OF
H&R BLOCK, INC.

PROXY STATEMENT
OF
BREEDEN CAPITAL MANAGEMENT LLC
BREEDEN PARTNERS L.P.
BREEDEN PARTNERS (CALIFORNIA) L.P.
BREEDEN PARTNERS HOLDCO LTD.
RICHARD C. BREEDEN
ROBERT A. GERARD
L. EDWARD SHAW, JR.

This proxy statement and the enclosed BLUE proxy card are being furnished to shareholders of H&R Block, Inc. (“H&R Block” or the “Company”) in connection with the solicitation of proxies by Breeden Capital Management LLC, Breeden Partners L.P., Breeden Partners (California) L.P., and Breeden Partners Holdco Ltd. (collectively, “we” or “Breeden Partners”), to be used at the 2007 annual meeting of shareholders of H&R Block, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2007 Annual Meeting”). The 2007 Annual Meeting is scheduled to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on September 6, 2007, at 9:00 a.m. CDT. The principal executive offices of H&R Block are located at 4400 Main Street, Kansas City, Missouri 64111. This proxy statement and the BLUE proxy card are first being furnished to shareholders on or about July 31, 2007.

We are soliciting your proxy for the 2007 Annual Meeting in support of the election of three nominees, Richard C. Breeden, Robert A. Gerard and L. Edward Shaw, Jr. (together, our “Nominees”), as directors of H&R Block.

H&R Block has announced that the record date for determining shareholders entitled to notice of and to vote at the 2007 Annual Meeting is July 5, 2007 (the “Record Date”). Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. According to the Company’s proxy statement, filed on July 30, 2007 (the “Company Proxy Statement”), on the Record Date there were 326,529,658 shares of the Company’s common stock, without par value (“Common Stock”), outstanding and eligible to vote. As of the date of this proxy statement Breeden Partners is the beneficial owner of an aggregate of 6,000,000 shares of H&R Block Common Stock, representing approximately 1.84% of the shares of Common Stock outstanding as of the Record Date. Breeden Partners intends to vote such shares of Common Stock FOR the election of our Nominees. If we determine that any of our Nominees is unable or otherwise unavailable to serve as a director, we reserve the right to nominate a replacement candidate for election as a director. In any such case, the BLUE proxy card will be voted for such substitute nominees.

THIS SOLICITATION IS BEING MADE BY BREEDEN PARTNERS AND NOT ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”).

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently comprised of eleven directors divided into three classes serving staggered three-year terms. According to the Company Proxy Statement, the following three directors — Donna R. Ecton, Louis W. Smith and Rayford Wilkins, Jr. — have been nominated for re-election to three-year terms at the 2007 Annual Meeting. Breeden Partners is seeking your support at the 2007 Annual Meeting to instead elect our Nominees, Richard C. Breeden, Robert A. Gerard and L. Edward Shaw, Jr., to the Board.

If our Nominees are elected, it will have the legal effect of replacing three incumbent directors of the Company with our Nominees. There can be no assurance that any of the Company’s nominees will serve, if elected, with any of our Nominees.

If elected to the Board, our Nominees will constitute a minority of the current eleven members of the Board. Under the Company’s amended bylaws, a majority of the Board constitutes a quorum for the transaction of business, and the act of a majority of the Board present at a Board meeting at which a quorum is present shall be the act of the Board. Accordingly, our Nominees, if elected, would not be able to take Board action at a meeting of the Board at which all directors are present without the support of at least three other directors.

BREEDEN PARTNERS’ NOMINEES

The following information sets forth the name, age, principal occupation and employment during the past five years and certain other information of each of Breeden Partners’ three Nominees. Please See Appendix I for additional information about our Nominees, including their beneficial ownership, purchases and sales of shares of Common Stock.

Richard C. Breeden, 57, has served since 2005 as Chairman and Chief Executive Officer of Breeden Capital Management LLC, the manager of a series of affiliated investment funds. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC (“Breeden & Co.”), a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden is a former Chairman of the U.S. Securities and Exchange Commission (the “SEC”), and he is the former Corporate Monitor of WorldCom, Inc. He currently serves as a director of Banco Bilbao Vizcaya Argentaria, S.A., of Spain and as a director of Applebee’s International, Inc., a casual dining restaurant chain. Mr. Breeden’s principal business address is 100 Northfield Street, Greenwich, CT 06830.

In addition to serving as CEO of Breeden Capital Management, in September 2005 Mr. Breeden was appointed by the Office of the U.S. Attorney for the Southern District of New York (the “SDNY”), a part of the United States Department of Justice (“DOJ”) to serve as its representative in monitoring KPMG LLP under the terms of the Deferred Prosecution Agreement dated August 26, 2005 (the “DPA”) entered into by KPMG and the SDNY relating to the design, marketing and sale of tax shelter products by KPMG. As monitor Mr. Breeden observes and reports periodically to the SDNY on KPMG’s compliance with its obligations under the DPA, such as its obligations to exit certain areas of tax practice and to limit issuance of tax opinions to situations satisfying higher standards for the basis of such opinions. As monitor, Mr. Breeden does not have any role in overseeing the operation of KPMG’s audit practice, and he does not review nonpublic information relating to the audits of KPMG clients. The DPA specifically provides that Mr. Breeden “is not, and shall not be treated for any purpose, as an officer, employee, agent or affiliate of KPMG.” Mr. Breeden’s responsibilities under the DPA run solely to the DOJ, and not to KPMG, and his appointment as monitor expires in September 2008. The full text of the DPA has been publicly available since 2005, and can be found on-line at http://www.usdoj.gov/usao/nys/pressreleases/August05/kpmgdpagmt.pdf.

Mr. Breeden also serves as “Special Monitor” of the Sun-Times Media Group Inc. (“STMG”), formerly known as Hollinger International, Inc. (“Hollinger”), upon designation by the SEC as part of a Consent Order entered into by Hollinger with the SEC in January of 2004. As Special Monitor at STMG, Mr. Breeden observes activities, including board meetings, and has standby authority to bring matters to the attention of the SEC or the applicable U.S. District Court. KPMG was the independent outside auditor of Hollinger prior to Mr. Breeden’s involvement, and it has continued to serve as the independent outside audit firm of STMG following Mr. Breeden’s appointment as Special Monitor of STMG, and also after his appointment as monitor of KPMG under the DPA.

Robert A. Gerard, 62, has served since 2006 as the Senior Advisor and member of the Investment Committee of Breeden Capital Management LLC. From 1974 to 1977, Mr. Gerard was Assistant Secretary of the United States Treasury for capital markets and debt management. From 1977 until his retirement in 1991, he served as a senior partner or officer of the firms Morgan Stanley & Co., Bear Stearns and Dillon Read. From November 2004 to the present, Mr. Gerard has served as the Chairman of the Management Committee and Chief Executive Officer of Royal Street Communications, LLC, a developer and operator of telecommunications networks, holding licenses in Los Angeles and Central Florida.

L. Edward Shaw, Jr., 62, has served since 2006 as Senior Managing Director of Breeden & Co., and formerly served as General Counsel of Aetna Inc. (1999 to 2003) and Chase Manhattan Bank (1983 to 1996). While with Aetna, Mr. Shaw also served as Executive Vice President and as a member of the Office of the Chairman. Mr. Shaw previously acted as independent counsel to the Board of Directors of the New York Stock Exchange, Inc. (January to September 2004), and also served as chief corporate officer for North America of National Westminster Bank (1996 to 1999). Prior to 1983, Mr. Shaw was a partner in a major New York law firm, and after retiring from Aetna in 2003 and prior to joining Breeden & Co. Mr. Shaw was of counsel to Gibson Dunn and Crutcher. Mr. Shaw is currently a director of two public companies, Mine Safety Appliances Co. and HealthSouth Corporation.

Our Nominees will not receive any compensation from Breeden Partners for their service as directors of the Company. If elected, our Nominees will be entitled to such compensation from the Company as is provided to non-employee directors of the Company.

Except as disclosed in this proxy statement (including the Appendix attached hereto), none of our Nominees, Breeden Partners or any of their respective affiliates or associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2007 Annual Meeting.

Breeden Partners does not expect that any of our Nominees will be unable to stand for election, but in the event that any of them is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed BLUE proxy card will be voted for substitute nominees of Breeden Partners. Breeden Partners reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Board is expanded beyond its current size and/or (2) any of our Nominees is unable for any reason, including by reason of the taking or announcement of any action by the Company that has, or if consummated would have, the effect of disqualifying any such Nominee to serve as a director. In the event that the Company refuses to permit a substitute or additional nominees as contemplated by this paragraph by reason of the Company’s amended bylaws or otherwise, we reserve the right to challenge such amended bylaws or the application of such amended bylaws to such substitute or additional nominees or such other action in an appropriate legal proceeding.

WE URGE YOU TO VOTE FOR THE ELECTION OF RICHARD C. BREEDEN, ROBERT A. GERARD AND L. EDWARD SHAW, JR. BY SIGNING, DATING AND RETURNING YOUR BLUE PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PROPOSAL 2

According to the Company Proxy Statement, the Company is soliciting proxies with respect to a proposal for the stockholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending April 30, 2008. Breeden Partners also recommends the ratification of KPMG LLP as the Company’s independent public accounting firm.

As noted above, in 2005 Richard C. Breeden was appointed by the United States Department of Justice to serve as its representative in monitoring KPMG LLP under the terms of the Deferred Prosecution Agreement between KPMG and the DOJ. The Company’s management has asserted that in the event of Mr. Breeden’s election as a member of the board of the Company, his role as monitor of KPMG’s compliance with the DPA on behalf of DOJ would potentially impair the independence of KPMG in continuing to serve as auditor of the Company. We do not concur with this assessment by the Company, and we believe it is not based on an accurate evaluation of the factual situation involving Mr. Breeden’s role on behalf of the United States government.

However, if in the future KPMG terminated its audit relationship with the Company for this or any other reason, including as a result of any actions of the Company’s management, the Company would hire a new audit firm. This happened in 2003 under the tenure of the current management team when the Company’s prior independent auditing firm PricewaterhouseCoopers LLP (“PwC”) refused to stand for re-election. The Company has not previously suggested that there were any negative effects flowing from the 2003 change from PwC to KPMG. Breeden Partners does not believe that there is any reason to believe the situation with KPMG would be any different in the event of any future change in auditors.

The decision concerning any impairment of the independence of KPMG is in the first instance the responsibility of KPMG itself, based on all the facts and circumstances at the time (including, for example, whether Mr. Breeden was still serving as monitor at any such time). This decision is not the prerogative of either Breeden Partners or the Company management. The applicable SEC rule makes clear that an audit firm is not independent if a “partner, principal, shareholder or professional employee” of the audit firm serves on the board of an audit client. However, the DPA expressly provides that the monitor “is not, and shall not be treated for any purpose [emphasis added], as an officer, employee, agent or affiliate” of KPMG, and this language was inserted into the DPA to cover, among other things, this specific potential issue.

While Mr. Breeden’s service as DOJ’s representative would not in our view result in lack of independence due to the express language of the DPA, we also do not concur with the Company’s suggestions that somehow equate service as the representative of the DOJ in policing KPMG as being equivalent to being a partner of KPMG. Mr. Breeden’s role at KPMG is explicitly on behalf of the public, and Mr. Breeden does not owe any duties to KPMG. In addition, Mr. Breeden’s responsibilities relate primarily to the KPMG tax practice, and he does not have any role in overseeing the operation of KPMG’s audit practice. We would expect that, if our Nominees are elected, the language of the DPA and Mr. Breeden’s role as monitor on behalf of the public would be among the totality of facts and circumstances that KPMG and the Audit Committee would consider at that time in determining whether KPMG continued to be independent.

As a director of the Company if he is elected, Mr. Breeden’s primary interest and that of the other nominees of Breeden Partners would be to support the independence and integrity of the Audit Committee and the overall audit process, and to support financial reporting by the Company that is accurate and consistent with all applicable accounting and disclosure requirements. In our view this interest would be consistent, not inconsistent, with the performance by KPMG or any other future auditing firm of its audit responsibilities in a fully independent manner.

YOU ARE URGED TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 2008 ON THE ENCLOSED BLUE PROXY CARD.

PROPOSAL 3

According to the Company Proxy Statement, the AFL-CIO Reserve Fund, record owner of 200 shares of Common Stock, has notified the Company that it intends to present a proposal to shareholders at the 2007 Annual Meeting. The proposal asks the Board to adopt a policy requiring that the Board’s chairman be an independent director who has not previously served as an executive officer of the Company. Please refer to the Company Proxy Statement for a detailed discussion of this proposal. Breeden Partners supports this shareholder proposal.

YOU ARE URGED TO VOTE FOR THE SHAREHOLDER PROPOSAL ASKING THE BOARD TO ADOPT A POLICY REQUIRING THAT THE BOARD’S CHAIRMAN BE AN INDEPENDENT DIRECTOR WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY.

INFORMATION ABOUT THE PARTICIPANTS

Executives and employees of Breeden Capital Management LLC (the “Advisor”) may be deemed to be “participants” in this proxy solicitation as such term is defined in Schedule 14A promulgated under the Exchange

Act. In addition to our Nominees, each of whom is a participant, participants include the following: Breeden Capital Management LLC, Breeden Partners L.P., Breeden Partners (California) L.P. and Breeden Partners Holdco Ltd.

Breeden Partners L.P. is a Delaware limited partnership (the “Delaware Fund”), Breeden Partners (California) L.P. is a Delaware limited partnership (the “California Fund”) and Breeden Partners Holdco Ltd. is a Cayman Islands exempt limited company (“Holdco”). Breeden Capital Partners LLC, a Delaware limited liability company (the “General Partner”), is the general partner of each of the Delaware Fund and the California Fund. Breeden Partners (Cayman) Ltd., a Cayman Islands exempt limited company (“BPC”) (together with Holdco, the “Offshore Investors Fund”) is the feeder fund for Holdco. The Delaware Fund, the California Fund and the Offshore Investors Fund are herein sometimes referred to collectively as the “Funds.” The Advisor, a Delaware limited liability company, is principally involved in the business of providing investment advisory and investment management services to the Funds and, among other things, exercises all voting and other powers and privileges attributable to any securities held for the accounts of the Funds. Richard C. Breeden is a citizen of the United States of America and is the Managing Member, as well as Chairman and Chief Executive Officer, of each of the General Partner and the Advisor and is the Key Principal of the Offshore Investors Fund.

The Delaware Fund owns 53,861 shares of Common Stock of H&R Block, Inc. representing approximately 0.02% of the outstanding shares of Common Stock, the California Fund owns 3,821,440 shares of Common Stock representing approximately 1.17% of the outstanding shares of Common Stock and Holdco owns 2,124,699 shares of Common Stock representing approximately 0.65% of the outstanding shares of Common Stock. As of the date hereof, the 3,875,301 aggregate shares of Common Stock directly owned by the Delaware Fund and the California Fund, which shares of Common Stock may be deemed to be beneficially owned by the General Partner, represent approximately 1.19% of the Company’s outstanding shares of Common Stock. As of the date hereof, the 6,000,000 aggregate shares of Common Stock directly owned by the Delaware Fund, the California Fund and Holdco, which shares of Common Stock may be deemed to be beneficially owned by the Advisor and Mr. Breeden, represent approximately 1.84% of the Company’s outstanding shares of Common Stock. All percentages set forth in this paragraph relating to beneficial ownership of Common Stock are based upon 326,529,658 shares outstanding, which was the total number of shares of Common Stock outstanding as of the Record Date as reported in the Company Proxy Statement.

Agreements with Nominees

Breeden Partners has entered into a letter agreement (the “Nominee Agreement”) with each Nominee with respect to his seeking election as a director of H&R Block at the 2007 Annual Meeting. Each Nominee has acknowledged that he has agreed to stand for election as a director of H&R Block in connection with this proxy solicitation, to be named in this proxy statement and to serve as a director of the Company if elected. Breeden Partners has agreed, subject to its right to seek reimbursement from the Company, to pay all costs of this proxy solicitation.

Breeden Partners has agreed, jointly and severally, subject to limited exceptions, to indemnify and hold Mr. Shaw harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements incurred in connection with his serving as a candidate for election to the Board.

Interests of the Participants

Each Participant has an interest in the election of directors at the 2007 Annual Meeting: (i) indirectly through the beneficial ownership (if any) of the shares of Common Stock and/or (ii) pursuant to the Nominee Agreements.

Other than as disclosed in this proxy statement, there are no arrangements or understandings between the Participants and any Nominee or any other person or persons with respect to the nomination of the Nominees.

Other than as disclosed in this proxy statement, neither Breeden Partners, any of the other Participants nor any of their respective affiliates, associates or immediate family members, directly or indirectly:

•	has had any relationship with the Company in any capacity other than as a shareholder that would require disclosure herein;

•	has any agreement, arrangement or understanding with respect to any future employment by the Company or its affiliates;

•	has any material interest, direct or indirect, in any transaction that has occurred since May 1, 2006 or any currently proposed transaction, or series of past, current or proposed arrangements or relationships to which the Company or any of its affiliates was or is to be a participant and in which the amount involved exceeds $120,000; or

•	is a party adverse to the Company or any of its subsidiaries.

PROXY INFORMATION

H&R Block has disclosed that the Record Date for determining shareholders entitled to notice of and to vote at the 2007 Annual Meeting is July 5, 2007. The enclosed BLUE proxy card may be executed only by holders of record of shares of Common Stock on the Record Date. If you were a shareholder of record on the Record Date, you will retain your voting rights at the 2007 Annual Meeting even if you sell some or all of your shares of Common Stock after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote your shares of Common Stock on the BLUE proxy card, even if you sell some or all of your shares of Common Stock after the Record Date.

The shares of Common Stock represented by each BLUE proxy card that is properly executed and returned to Breeden Partners, will be voted at the 2007 Annual Meeting in accordance with the instructions marked thereon, and will be voted in the discretion of the persons named as proxies on whatever other matters may properly come before the 2007 Annual Meeting. Executed but unmarked BLUE proxies will be voted FOR the election of our Nominees as directors, FOR Proposal 2 and FOR Proposal 3.

IMPORTANT

Your vote is important, no matter how many shares you own. Breeden Partners urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of our Nominees.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL SHAREHOLDERS. BREEDEN PARTNERS URGES YOU TO VOTE YOUR BLUE PROXY CARD FOR OUR NOMINEES

As explained in the detailed instructions on your BLUE proxy card, there are four ways you may vote. You may:

1. Sign, date and return the enclosed BLUE proxy card in the enclosed postage-paid envelope. We recommend that you vote on the BLUE proxy card even if you plan to attend the 2007 Annual Meeting.

2. Vote via the Internet by following the voting instructions on the BLUE proxy card or the enclosed instruction form.

3. Vote by telephone by following the voting instructions on the BLUE proxy card or the enclosed instruction form.

4. Vote in person by attending the 2007 Annual Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the 2007 Annual Meeting.

5. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with a BLUE voting instruction form, are being forwarded to you by your broker or other nominee. As a beneficial owner, you must instruct your broker, trustee or nominee how to vote. Your broker cannot vote your shares on your behalf without your instructions.

Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the 2007 Annual Meeting, you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2007 Annual Meeting. According to the Company Proxy Statement to attend the 2007 Annual Meeting in person you must bring photo identification and if you hold your shares through a bank, broker or other third party you must also bring proof of share ownership, such as your brokerage statement.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A BLUE
PROXY CARD EVEN IF SOME OR ALL OF YOUR SHARES HAVE BEEN OR ARE SOLD
AFTER THE RECORD DATE.

We urge you to vote only a BLUE proxy and not to execute any WHITE proxies furnished by the Company. If you have already signed and returned a WHITE proxy you may change your vote by signing and returning a later-dated BLUE proxy, see “Revocation of Proxies.” Only your latest proxy will count.

Breeden Partners has retained Morrow & Co, Inc. (“Morrow”) to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your BLUE proxy or require assistance in voting, please contact:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
Phone: (800) 662-5200 or (203) 658-9400
E-mail: breedeninfo@morrowco.com

REVOCATION OF PROXIES

If you are a registered holder and have mailed a WHITE proxy card to the Company you may revoke it before it is voted by mailing a duly executed BLUE proxy card to Breeden Partners c/o Morrow & Co., Inc. 470 West Avenue, Stamford, CT 06902 bearing a date LATER than the WHITE proxy card delivered to the Company prior to its exercise. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2007 Annual Meeting and voting in person (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy) or (ii) delivering written notice of revocation. The revocation may be delivered either to Breeden Partners c/o Morrow & Co., Inc., 470 West Avenue Stamford, CT 06902 or to the corporate secretary of the Company at 4400 Main Street, Kansas City, Missouri 64111 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Breeden Partners requests that either the original or a copy of any revocation be mailed to Breeden Partners c/o Morrow & Co., Inc. 470 West Avenue Stamford, CT 06902, so that Breeden Partners will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of our Nominees as directors have been received. Breeden Partners may contact shareholders who have revoked their proxies.

If you are a beneficial owner holding shares in broker or bank name, and you wish to revoke a previously voted WHITE proxy delivered to the Company, you must return a later dated proxy to your bank or broker. You may also revoke a proxy at any time prior to exercise by: attending the 2007 Annual Meeting and voting in person (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy). However, since a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the 2007 Annual Meeting, you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2007 Annual Meeting.

QUORUM AND VOTING

H&R Block has announced that the record date for determining shareholders entitled to notice of and to vote at the 2007 Annual Meeting is July 5, 2007. The 2007 Annual Meeting is scheduled to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on September 6, 2007, at 9:00 a.m. CDT. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. Shareholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the 2007 Annual Meeting.

The presence, in person or by proxy, of holders of shares of Common Stock representing a majority of the votes entitled to be cast at the 2007 Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the 2007 Annual Meeting. Assuming a quorum is present or otherwise represented at the 2007 Annual Meeting, all matters to be voted on at the 2007 Annual Meting, including the election of our Nominees requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on the matter and present in person or represented by proxy, is necessary for election or approval. Abstentions will have the same effect as a vote against the proposals. Broker non-votes will not be taken into account in determining the outcome of the election. Your vote is extremely important. We urge you to mark, sign, date and return the enclosed BLUE proxy card to vote FOR the other proposals set forth thereon.

COST AND METHOD OF SOLICITATION

Breeden Partners has retained Morrow to serve as an advisor and to provide consulting and analytic services and solicitation services in connection with this proxy solicitation. For these services, Morrow is to receive a fee not to exceed approximately $250,000, plus reimbursement for its reasonable out-of-pocket expenses. Breeden Partners has agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities under the federal securities laws. Proxies may be solicited by mail, courier services, Internet, advertising, telephone, facsimile or in person. It is anticipated that Morrow will employ approximately 75 people to solicit proxies from shareholders for the 2007 Annual Meeting. In addition, it is anticipated that certain executives and employees of the Advisor will participate in the solicitation of proxies in support of the nomination. These employees will not receive any fees in conjunction with their solicitation, apart from regular compensation they are otherwise entitled to receive as employees of Breeden Partners. The business address of each Morrow or Breeden Partners employee would be the same as that of his or her respective employer. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, the solicitation of shareholders is estimated to be $750,000. As of the date hereof, Breeden Partners has incurred approximately $100,000 of solicitation expenses.

Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by Breeden Partners. To the extent legally permissible, Breeden Partners will seek reimbursement from the Company for those expenses if any of our Nominees is elected. Breeden Partners does not currently intend to submit the question of such reimbursement to a vote of the shareholders.

ADDITIONAL INFORMATION

Certain information regarding the securities of the Company held by the Company’s directors, nominees, management and 5% shareholders, and certain other matters regarding the Company’s officers and directors as well as certain other information regarding the 2007 Annual Meeting are contained in the Company Proxy Statement. The Company Proxy Statement contains information on the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement for the Company’s 2008 annual meeting and the date after which notice of shareholder proposals submitted is considered untimely. Accordingly, reference is made to the Company Proxy Statement for such information. Breeden Partners does not make any representation as to the accuracy or completeness of the information that is contained in the Company Proxy Statement.

BREEDEN PARTNERS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT SUCH DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL or E-MAIL:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
Phone: (800) 662-5200 or (203) 658-9400
E-mail: breedeninfo@morrowco.com

APPENDIX I

SHARES OF COMMON STOCK OF THE COMPANY BOUGHT OR SOLD BY
THE PARTICIPANTS IN THE LAST TWO YEARS

Set forth below are the dates and amounts of each Participant’s purchases and sales of shares of Common Stock within the past two years. Robert A. Gerard and L. Edward Shaw, Jr. have not purchased or sold any Common Stock within the past two years. Mr. Breeden, in his capacity as Managing Member, as well as Chairman and Chief Executive Officer of Breeden Capital Management, may be deemed to be the beneficial owner of all of the 6,000,000 shares of the Common Stock owned by Breeden Partners. Mr. Breeden has not purchased or sold any Common Stock in his individual capacity within the past two years.

BREEDEN PARTNERS’ TRANSACTIONS IN COMMON STOCK

	Shares
		Breeden Partners
	Breeden Partners	(California)	Breeden
Date	Holdco Ltd.	L.P.	Partners L.P.	Total

11/7/06	9,097	15,719	184	25,000
11/14/06	36,389	62,875	736	100,000
11/14/06	32,241	55,707	652	88,600
11/15/06	7,733	13,361	156	21,250
11/16/06	3,639	6,287	74	10,000
11/17/06	18,194	31,438	368	50,000
11/17/06	19,286	33,324	390	53,000
11/20/06	1,819	3,144	37	5,000
11/20/06	18,194	31,438	368	50,000
11/20/06	45,486	78,594	920	125,000
11/21/06	18,304	31,626	370	50,300
11/21/06	18,194	31,438	368	50,000
11/21/06	18,194	31,438	368	50,000
11/22/06	1,819	3,144	37	5,000
11/22/06	18,194	31,438	368	50,000
11/24/06	18,194	31,438	368	50,000
11/27/06	4,876	8,425	99	13,400
11/27/06	18,194	31,438	368	50,000
11/28/06	18,194	31,438	368	50,000
11/28/06	18,194	31,438	368	50,000
11/28/06	18,194	31,438	368	50,000
11/28/06	18,194	31,438	368	50,000
11/28/06	4,003	6,916	81	11,000
12/1/06	10,536	18,206	258	29,000
12/4/06	581	1,005	14	1,600
12/6/06	3,633	6,278	89	10,000
12/6/06	16,604	28,690	406	45,700
12/8/06	727	1,255	18	2,000
12/8/06	9,083	15,695	222	25,000
12/8/06	18,166	31,389	445	50,000
12/11/06	27,250	47,083	667	75,000

	Shares
		Breeden Partners
	Breeden Partners	(California)	Breeden
Date	Holdco Ltd.	L.P.	Partners L.P.	Total

12/12/06	9,083	15,695	222	25,000
12/12/06	1,817	3,139	44	5,000
12/12/06	9,083	15,695	222	25,000
12/13/06	6,031	10,421	148	16,600
12/13/06	18,166	31,389	445	50,000
12/14/06	7,376	12,744	180	20,300
12/15/06	3,633	6,278	89	10,000
12/15/06	18,166	31,389	445	50,000
12/18/06	1,817	3,139	44	5,000
12/18/06	54,499	94,167	1,334	150,000
12/19/06	40,111	69,307	982	110,400
12/20/06	9,083	15,695	222	25,000
12/20/06	9,083	15,695	222	25,000
12/20/06	18,166	31,389	445	50,000
12/20/06	54,499	94,167	1,334	150,000
12/21/06	14,533	25,111	356	40,000
12/21/06	9,083	15,695	222	25,000
12/21/06	9,083	15,695	222	25,000
12/21/06	27,250	47,083	667	75,000
12/21/06	36,333	62,778	889	100,000
12/22/06	1,817	3,139	44	5,000
12/22/06	54,499	94,167	1,334	150,000
12/22/06	54,499	94,167	1,334	150,000
12/26/06	1,817	3,139	44	5,000
12/26/06	3,706	6,403	91	10,200
1/4/07	291	502	7	800
1/5/07	15,042	25,990	368	41,400
1/8/07	727	1,255	18	2,000
2/8/07	18,166	31,389	445	50,000
2/8/07	18,166	31,389	445	50,000
2/8/07	21,872	37,793	535	60,200
2/8/07	34,516	59,639	845	95,000
2/8/07	36,333	62,778	889	100,000
2/8/07	36,333	62,778	889	100,000
2/8/07	54,499	94,167	1,334	150,000
2/8/07	54,499	94,167	1,334	150,000
2/12/07	31,246	53,989	765	86,000
2/12/07	36,333	62,778	889	100,000
3/14/07	83,436	144,167	2,397	230,000
3/14/07	2,285	3,949	66	6,300
5/14/07	3,628	6,268	104	10,000
5/14/07	36,277	62,681	1,042	100,000

	Shares
		Breeden Partners
	Breeden Partners	(California)	Breeden
Date	Holdco Ltd.	L.P.	Partners L.P.	Total

5/14/07	36,277	62,681	1,042	100,000
5/15/07	411	709	12	1,132
5/15/07	5,006	8,650	144	13,800
5/16/07	18,138	31,341	521	50,000
5/16/07	18,138	31,341	521	50,000
5/17/07	36,277	62,681	1,042	100,000
5/17/07	36,277	62,681	1,042	100,000
5/18/07	11,246	19,431	323	31,000
5/18/07	36,277	62,681	1,042	100,000
5/22/07	18,138	31,341	521	50,000
5/22/07	18,138	31,341	521	50,000
5/22/07	36,277	62,681	1,042	100,000
5/22/07	36,277	62,681	1,042	100,000
5/22/07	36,277	62,681	1,042	100,000
5/23/07	6,286	13,534	180	20,000
5/23/07	28,882	62,188	830	91,900
5/24/07	15,714	33,835	451	50,000
5/24/07	31,428	67,669	903	100,000
5/25/07	31,428	67,669	903	100,000
5/25/07	31,428	67,669	903	100,000
5/29/07	599	1,289	17	1,905
5/30/07	157	338	5	500
5/31/07	31	68	1	100
6/5/07	20,083	43,240	577	63,900
6/6/07	2,483	5,346	71	7,900
6/6/07	11,346	24,428	326	36,100
6/6/07	15,714	33,835	451	50,000
6/6/07	15,714	33,835	451	50,000
6/22/07	16,252	34,994	467	51,713
6/22/07	62,856	135,338	1,806	200,000
6/22/07	62,856	135,338	1,806	200,000
TOTAL	2,124,699	3,821,440	53,861	6,000,000

*	Unless otherwise indicated, each of the transactions described above was a purchase of Common Stock for cash on the NYSE Stock Market.

IMPORTANT

Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1.	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to Morrow & Co., Inc., in the postage-paid envelope provided today. You may also vote via the Internet or by telephone by following the voting instructions on the BLUE proxy card.

2.	If you have previously signed and returned a proxy card to H&R Block, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to H&R Block by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided.

3.	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE proxy card in the postage-paid envelope provided. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
Phone: (800) 662-5200 or (203) 658-9400
E-mail: breedeninfo@morrowco.com

PRELIMINARY COPY SUBJECT TO COMPLETION DATED JULY 26, 2007 Vote by Telephone Breeden Partners Morrow & Co., Inc. P. O. Box 1150 Pittsburgh, PA 15230 Have this proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to you. Vote by Internet Have this proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to you. Vote by Mail Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: Morrow & Co., Inc., P.O. Box 1150, Pittsburgh, PA 15230 . Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on September 5, 2007 in order to be counted in the final tabulation. Blue Proxy Card ? TO VOTE BY MAIL, PLEASE DETACH CARD HERE AND RETURN IN THE ENVELOPE PROVIDED. ? è 1. ELECTION OF DIRECTORS: Nominees:(1) Richard C. Breeden · FOR · AGAINST · ABSTAIN (2) Robert A. Gerard · FOR · AGAINST · ABSTAIN (3) L. Edward Shaw, Jr. · FOR · AGAINST · ABSTAIN 2. Ratification of the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending April 30, 2008. · FOR · AGAINST · ABSTAIN 3. Approval of a shareholder proposal related to the Company’s Chairman of the Board position. · FOR · AGAINST · ABSTAIN Signature Signature Dated: ,2007 — Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities. IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Your vote is important! If you do not vote by telephone or Internet, please sign and date this proxy card and return it in the enclosed postage-paid envelope to Morrow & Co., Inc., P.O. Box 1150, Pittsburgh, PA 15230. Blue Proxy Card H&R BLOCK, INC. 2007 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF BREEDEN CAPITAL MANAGEMENT LLC, BREEDEN PARTNERS L.P. BREEDEN PARTNERS (CALIFORNIA) L.P., BREEDEN PARTNERS HOLDCO LTD. (“BREEDEN PARTNERS”) The undersigned hereby appoints Richard C. Breeden and James M. Cotter, and each of them, with full power of substitution, as proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of H&R Block, Inc. (the “Company” or “H&R Block”) that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of shareholders of H&R Block, including any adjournments, postponements, reschedulings or continuations of such meeting or any meeting held in lieu thereof (the “2007 Annual Meeting”), for the purposes identified in this proxy and with discretionary authority as to any other matters that may properly come before the 2007 Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election, in accordance with and as described in Breeden Partner’s proxy statement. THIS PROXY HAS BEEN SOLICITED BY BREEDEN PARTNERS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”). THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO MATTERS COVERED BY THIS PROXY AND THE VOTING OF SHARES OF COMMON STOCK AT THE 2007 ANNUAL MEETING. If no direction is made, the proxies will vote “FOR” the election of the directors listed in Item 1, “FOR” the adoption of the proposal in Item 2 and “FOR” the adoption of the proposal in Item 3. ? TO VOTE BY MAIL, PLEASE DETACH CARD HERE AND RETURN IN THE ENVELOPE PROVIDED. ? CONTINUED ON REVERSE SIDE.